National Penn - July 19, 2005	EXHIBIT 99.1
National Penn Bancshares Webcast - Question and Answer Segment

Speakers:
Wayne R. Weidner; National Penn Bancshares; Chairman and CEO
Glenn E. Moyer; National Penn Bancshares; President
and President and CEO of National Penn Bank
Gary Rhoads; National Penn Bancshares; Treasurer and CFO
Karen Troutman; NPBC; Moderator

Question and Answer:

Karen Troutman: Thank you Wayne. We’ve received a number of questions throughout the course of the webcast. And I’ll go through them. The first question -- actually, we’re going to group some questions together - The first series, we’re going to direct to Gary. The first series deals with expenses. Number one, the run rate on expenses is $30.5 million. Is that a good run rate? Or will it go up?

Gary Rhoads: I would say that we would expect our expenses to be approximately in the $31 million range going forward, and potentially increasing, based on the overall growth of the company.

Karen Troutman: Next question related to that, did the Company realize additional cost savings associated with past acquisitions in the quarter? And were the flat expense levels attributable to any other item?

Gary Rhoads: The cost savings, there would be none that we can quantify relating to past acquisitions. And the flat expense levels, again, I think we sort of talked about them in the previous question, in that $31 million range, related to that.

Karen Troutman: Good. We received a number of questions about municipal deposits. Gary, I am going to address these to you as well. The first question, regarding the seasonality of deposits, when do we see those coming back? And when would you expect to see these on the balance sheet?

Gary Rhoads: School district deposits, in particular, flow back in during August and September. The pricing is very competitive, as it is with all deposits right now. And we continuously evaluate the cost of all of our funding sources, and try to achieve the optimal mix, based on our funding needs.

Karen Troutman: Related to this question Gary, given the pricing for these deposits, municipal deposits, and the requirement of pledging securities in order to take these deposits, what do you see as the impact on your margins?

Gary Rhoads: We have adequate ability to pledge securities for our anticipated in-flow of municipal deposits. And as far as the margin issue, I think we discussed how that continues to be under pressure across the board from both the asset and the liability side.

Karen Troutman: We have some questions regarding deposits. Initially we’ll address this to Gary to talk specifically related to municipal deposits. What about our pricing? Large nationals and regionals are offering aggressive pricing. What’s the comment on that?

Gary Rhoads: As I mentioned, the pricing is very competitive. But we have a very strong government banking unit, that has been very successful in generating business on our behalf.

Karen Troutman: And related to that, Wayne, I know you were going to make some additional comments on deposits overall.

Wayne Weidner: Okay. In an improving economy, with loan demand being strong, core deposits are being out-paced by the loan demand. We’re finding that’s pretty common, as we talk to other bankers in our marketplace. That being said, the market is very competitive. The large nationals are aggressive, as well as the start-up banks, who have a different operating model, that are targeted at growth versus profitability.

And what we have seen in the last quarter, and I think all of us have experienced this, I talk about the 4% barrier has been broken. And we are seeing some lead products out there, being offered very aggressively.

Karen Troutman: The next few questions, I am going to address to Glenn. What is driving the linked quarter increase in charge-offs and non-performing assets?

Glenn Moyer: Karen, I’ll try and answer that, also to say we just had another question handed to us that relates to the same thing, talking about the increase in the non-performers and the net charge-offs. A couple of comments here. First of all, I would say if there’s any area we can focus on, that we still have some weakness in a couple of our manufacturing credits, and certainly that would be consistent with some of the recovery going on in the general economy.

I should note, and I hope this is not lost on people, that while we’ve had increases in both the level of charge-offs and the non-performers, we’ve had increases in both those metrics, as we talked about, that we are still equal to or better than our peers in those metrics as well.

Karen Troutman: Glenn, we’ll direct the next question to you as well. Was there any material change in your watch list during the quarter?

Glenn Moyer: No, there really wasn’t. We take our watch list and watch loan process very seriously here at National Penn. It is a very hands-on process, that gets managed on a regular basis. And certainly quarterly there is a significant discussion. And actually, as we thought about this question a bit, really since the end of ’04, we are actually down slightly as a percent of total loans that are listed on our watch list.

Karen Troutman: The next question I am going to direct to Gary. Gary, what was driving the nice linked-quarter increases in wealth management, deposit service charges and mortgage banking?

Gary Rhoads: I’ll take each one of those sort of separately. The growth in wealth management, the revenue growth there, would be due to the improved market conditions. The growth in deposit service charges would be our continued growth in overall deposit accounts. And mortgage banking, we’ve got a very strong mortgage team. And that strong performance resulted in overall growth in originations.

Karen Troutman: Gary, I am going to address the next one to you as well. What was driving the reductions in compensation and occupancy and equipment expenses?

Gary Rhoads: On the compensation, generally in the first quarter, the incentive compensation and payroll taxes were higher than in the second quarter. And on the occupancy and equipment, that was primarily due to higher utility and snow removal cost in the first quarter.

Karen Troutman: The next question I am going to direct to Glenn. Can you provide some detail on the consumer loan growth experienced in the quarter? Was the growth driven largely by an increase in home equity loans?

Glenn Moyer: We have enjoyed growth in the consumer loan portfolio. And we’re pleased with that. And yes, the simple answer is the vast majority of that increase was in the home equity category.

Karen Troutman: Great. Glenn, I am going to address the next one to you as well. While most of the $3.2 million in charge-offs in the quarter related to the commercial loan portfolio, were there any large charge- offs during the quarter, which impacted the overall number?

Glenn Moyer: The first question, yes. Most of the charge-offs were, in fact, the major portion of the charge offs were, in the commercial portion of our loan portfolio. That would be consistent, realizing that probably in excess of 80% of all of total loans outstanding are in some way related to the commercial side of our asset generation. Were there any large charge-offs during the quarter which impacted the overall numbers? Yes. One credit was about one-third of the total.

Karen Troutman: The next question I am going to address to Gary. Is the current non-interest income level a good run rate going forward?

Gary Rhoads: I believe the answer would be yes to that. The 27.1% of non-interest income to total revenues, we believe is in that range, where we would expect to be.

Karen Troutman: Glenn, I am going to address -- there’s a couple questions I am going to combine here. I am going to address these to you Glenn. Loan growth was decent, but not quite as strong as I expected. How strong is your pipeline? And then as a follow-up to that, could you describe loan competition in detail.

Glenn Moyer: Yes, I think obviously these are good questions and relate to the core of our asset generation. And they really do tie into each other. The pipeline, at this point, certainly is in fairly good condition. There’s always seasonality to that pipeline. And we are still hopeful that for the year our loan growth would be in the high single digit category. And certainly I think we reported something in excess of 7% here, just a few minutes ago.

The competition for quality credits is very strong. In all of our key loan growth areas, our pipeline is solid. As I said, we remain optimistic for the remainder of the year. But the loan competition certainly shows itself in rate competition, terms and conditions, and it’s on both the consumer and the commercial side of the business.

Obviously we’re trying to be prudent on an ongoing basis, as we feel we always have been in our underwriting. And we are trying to maintain our pricing standards and pricing disciplines, really as much as possible. But it is a very, very competitive environment at this stage.

Karen Troutman: And our final question, Glenn, I am going to address to you. Do you anticipate further non-recurring costs associated with fraud?

Glenn Moyer: Gary did mention in our comments the fact that we incurred, similar to the first quarter, a $600,000 amount during the second quarter. Our cost for this fraud investigation and working to recover, to the maximum extent possible, the amounts that we lost in there, are going to have professional costs associated with it. So the answer is yes, we do anticipate further non-recurring costs, but hopefully at a decreasing rate. So Karen, I think that would be my comment on that question.

Karen Troutman: Okay.

Wayne Weidner: Okay. First, we want to thank you for joining us today. And I want to thank Glenn, Karen and Gary for their participation. And I look forward to talking to you in the future. Have a great afternoon.